As filed with the Securities and Exchange Commission on August 17, 2022

Registration No. 333-231372
Registration No. 333-237250
Registration No. 333-253711
Registration No. 333-263079

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:
FORM S-8 REGISTRATION STATEMENT NO. 333-231372
FORM S-8 REGISTRATION STATEMENT NO. 333-237250
FORM S-8 REGISTRATION STATEMENT NO. 333-253711
FORM S-8 REGISTRATION STATEMENT NO. 333-263079

UNDER THE SECURITIES ACT OF 1933

Turning Point Therapeutics, Inc.
(Exact name of registrant as specified in its charter)

Delaware	46-3826166
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Science Center Drive, Ste. 200 San Diego, California	92121
(Address of Principal Executive Offices)	(Zip Code)

2013 Equity Incentive Plan
2019 Equity Incentive Plan
2019 Employee Stock Purchase Plan
 (Full titles of the plans)

Kimberly M. Jablonski
Vice President and Secretary
Turning Point Therapeutics, Inc.
10628 Science Center Drive, Ste. 200
San Diego, California 92121
(858) 926-5251
(Name, address, and telephone number of agent for service)

Copies to:

Daniel E. Wolf, P.C.
Sophia Hudson, P.C.
Jonathan L. Davis, P.C.
Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
(212) 446-4800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SHARES

Turning Point Therapeutics, Inc., a Delaware corporation (the “Registrant”), is filing with the U.S. Securities and Exchange Commission these post-effective amendments (the “Post-Effective Amendments”) to deregister all shares of common stock, $0.0001 par value per share, of the Registrant (the “Shares”), previously registered under the following Registration Statements on Form S-8 (the “Registration Statements”), together with any and all plan interests (“Plan Interests”) and other securities registered thereunder:

●
Registration Statement No. 333-231372, filed on May 10, 2019, relating to the registration of 4,635,840 Shares under the Registrant’s 2013 Equity Incentive Plan, 3,404,973 Shares under the Registrant’s 2019 Equity Incentive Plan, 75,000 Shares under the Registrant’s 2019 Equity Incentive Plan and 288,938 Shares under the Registrant’s 2019 Employee Stock Purchase Plan;

●	Registration Statement No. 333-237250, filed on March 18, 2020, relating to the registration of 1,436,604 Shares under the Registrant’s 2019 Equity Incentive Plan;

●	Registration Statement No. 333-253711, filed on March 1, 2021, relating to the registration of 1,947,141 Shares under the Registrant’s 2019 Equity Incentive Plan; and

●
Registration Statement No. 333-263079, filed on February 28, 2022, relating to the registration of 1,983,306 Shares under the Registrant’s 2019 Equity Incentive Plan and incorporating by reference the contents of Registration Statement No. 333-231372, Registration Statement No. 333-237250 and Registration Statement No. 333-253711, in each case, as related to the 2019 Equity Incentive Plan.

On August 17, 2022, pursuant to the terms of the Agreement and Plan of Merger, dated as of June 2, 2022 (the “Merger Agreement”), by and among the Registrant, Bristol-Myers Squibb Company, a Delaware Corporation (“Bristol-Myers Squibb”), and Rhumba Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Bristol-Myers Squibb (“Purchaser”), Purchaser merged with and into the Registrant (the “Merger”), with the Registrant surviving as a wholly owned subsidiary of Bristol-Myers Squibb.

As a result of the transactions contemplated by the Merger Agreement, the Registrant has terminated any and all offerings and sales pursuant to the Registration Statements. In accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the Shares registered under the Registration Statements that remain unsold at the termination of the offerings, the Registrant hereby terminates the effectiveness of the Registration Statements and removes from registration the Shares and Plan Interests registered but remaining unsold under the Registration Statements as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities. After giving effect to these Post-Effective Amendments, there will be no remaining Shares and Plan Interests registered by the Registrant pursuant to the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements be signed on its behalf by the undersigned, thereunto duly authorized, in Lawrenceville, New Jersey, on August 17, 2022.

TURNING POINT THERAPEUTICS, INC.

By:	/s/ Kimberly Jablonski
Name:	Kimberly M. Jablonski
Title:	Vice President and Secretary

Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign these Post-Effective Amendments.